Exhibit 99.1

PRESS RELEASE
August 9, 2023

New Tucson Electric Power Rates Support Investments in Safe, Reliable Service

Tucson, Ariz. – New, higher rates for Tucson Electric Power customers will take effect Sept. 1 to help cover rising costs and support recent investments in safe, reliable service.
The new rates, approved Aug. 8 by the Arizona Corporation Commission, are expected to increase the monthly bills of residential customers with typical usage on TEP’s Basic pricing plan by about $11. The actual impact will vary monthly with usage, and customers who use more energy will see a larger increase.
The increase reflects nearly $1.8 billion in recent grid upgrades, including new poles, transformers, power lines and other equipment as well as security enhancements, technology upgrades and new wind and solar power resources. TEP’s current rates took effect in January 2021 and do not reflect investments made since 2018.
New rates will help TEP serve the increasing energy needs of our growing community. Peak energy demands on TEP’s local grid have increased nearly 6 percent since 2019, the result of hotter summer weather and the addition of more than 14,000 customers.
“We’re doing everything possible to keep our service affordable as we build the resources we need to maintain top-tier reliability while working toward a cleaner energy future,” said Susan Gray, TEP’s President and CEO. “These new rates support investments that promote efficient, effective operations, helping us control our long-term costs and reduce our community’s carbon footprint.”
The new rates provide increased assistance to low-income customers through TEP’s Lifeline program. Monthly discounts for qualifying customers have been increased to $20 from $18 and are available to families with household income up to 200 percent of the federal poverty level.
Building a Cleaner, Greener Grid
The new rates will help TEP achieve key long-term objectives, including adding new wind, solar and energy storage projects to help replace retiring coal-fired power plants. The largest of these projects is the 250-megawatt (MW) Oso Grande wind farm in southeast New Mexico, which more than doubled TEP’s large-scale renewable energy resources when it came online in 2021.
The new rates also recover costs for a new substation and other infrastructure to connect the new Wilmot Energy Center south of Tucson, which includes a 100-MW solar array and a 30-MW battery energy storage system – each the largest of their kind on TEP’s local energy grid.
Controlling Costs, Serving Customers’ Needs
TEP has worked to limit rate increases by scrutinizing expenses and implementing new efficiencies. Thanks to those efforts, TEP’s operations and maintenance costs increased just 2.4 percent annually, on average, from 2018 through 2021 despite average annual inflation of 3.6 percent during that period.

Exhibit 99.1
Many of TEP’s investments are designed to reduce ongoing costs. For example, upgraded systems allow more efficient dispatch of power generation resources and support participation in the Western Energy Imbalance Market. That marketplace has expanded TEP’s access to clean energy and balancing resources and is expected to lead to lower long-term energy costs for customers.
For more details about the new rates, visit tep.com/2023-rates.
TEP provides safe, reliable electric service to more than 445,000 customers in Southern Arizona. For more information, visit tep.com. TEP and its parent company, UNS Energy, are subsidiaries of Fortis Inc. (TSX/NYSE: FTS), which owns utilities that serve more than 3 million customers across Canada and in the United States and the Caribbean. For more information, visit fortisinc.com.

News Media Contact:
Joseph Barrios
(520) 884-3725
jbarrios@tep.com